UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED: September 7, 2007

ATP OIL & GAS CORPORATION

(Exact name of registrant as specified in its charter)

Commission file number: 000-32261

Texas	76-0362774
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4600 Post Oak Place, Suite 200

Houston, Texas 77027

(Address of principal executive offices)

(Zip Code)

(713) 622-3311

(Registrant’s telephone number, including area code)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 — Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 7, 2007, ATP Oil & Gas Corporation (the “Company”), the lenders and Credit Suisse (as administrative agent for the lenders) entered into an Unsecured Subordinated Credit Agreement (the “Facility”) for aggregate borrowings of $160.0 million. The borrowings bear interest at 11.25%, payable quarterly, and mature on September 7, 2011. Such borrowings are subordinated to the Company’s Third Amended and Restated Credit Agreement dated as of December 28, 2006, as amended (the “Existing Credit Agreement”) and may be prepaid at any time at the option of the Company, subject to limitations set forth in the Company’s Existing Credit Agreement. The Company expects to recognize over the term of the facility additional noncash interest charges related to deferred financing costs, an original issue discount and a sliding-scale redemption premium, each of which will be amortized as interest expense over the term of the Facility. If held to maturity, the aggregate average effective interest rate on the borrowings, including the noncash components, is expected to be approximately 15.6%. From this Facility, the Company received net proceeds of $146.3 million after deducting $13.7 million for the original issue discount, fees and expenses.

The proceeds of the Facility will be used to fund near-term development and acquisition opportunities and other general corporate purposes of the Company and its subsidiaries. The Facility contains no financial performance covenants, but contains affirmative and negative covenants, including limitations on incurring certain indebtedness, that are usual and customary for transactions of this type.

The foregoing description of the Facility does not purport to be complete and is qualified in its entirety by reference to the Facility filed as an exhibit hereto and incorporated by reference herein.

Item 7.01. – Regulation FD Disclosure

On September 7, 2007, the Company issued a press release, included herein as Exhibit 99.1, announcing the Facility.

Item 9.01. — Financial Statements and Exhibits

(d)	Exhibits

10.1	Unsecured Subordinated Credit Agreement dated as of September 7, 2007, among ATP Oil & Gas Corporation, the lenders from time to time party thereto and Credit Suisse, as administrative agent for such lenders.

99.1	Press Release dated September 7, 2007.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned and thereunto duly authorized.

ATP Oil & Gas Corporation

Date: September 7, 2007	By:	/s/ Albert L. Reese, Jr.
Albert L. Reese, Jr.
Chief Financial Officer

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